Exhibit 10.11
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into by and between Yancey L. Spruill (the “Executive”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), effective as of June 1, 2008 (the “Effective Date”).
RECITALS
     A. Executive is a member of the Company’s executive and management team.
     B. The Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders to enter into an Employment Agreement with Executive to set forth the terms and conditions of Executive’s employment and to provide for severance benefits in the event Executive’s employment is terminated without Cause (as defined below) or Executive resigns his/her employment for Good Reason (as defined below) in order to avoid distraction of Executive due to uncertainty about his/her future role with the Company.
     C. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement.
     D. Certain capitalized terms used in the Agreement are defined in Section 5 below.
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. Employment Term. Unless otherwise terminated in accordance with Section 4, below, Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of 36 months (the “Initial Term”). Thereafter, the Initial Term shall be automatically extended on an annual basis for an additional one-year period, unless the Company or Executive provides the other party hereto with 60 days’ prior written notice that the term will not be so extended. The Initial Term, as it may be extended, is referred to herein as the “Term.” Notwithstanding the foregoing, the then-current Term is subject to termination as provided in Section 4 hereof.
          2. Duties.
               (a) During the Term, Executive will serve as the Executive Vice President, Chief Financial Officer and Treasurer of Company or in such other capacity as may be mutually agreeable from time to time by the Board and Executive, and will have such responsibilities, duties and authority as are customary for someone of that position.
Yancey L. Spruill

               (b) Executive shall also perform such other duties during the Term as are reasonably assigned to Executive by the Board.
               (c) The Company will provide the Executive with appropriate office space, facilities and support personnel.
               (d) During the Term, Executive shall perform the duties properly assigned to him/her hereunder, shall devote substantially all of his/her business time, attention and effort to the affairs of the Company and shall use his/her reasonable best efforts to promote the interests of the Company. Executive may serve on civic or charitable boards or committees and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his/her duties under this Agreement. If the Company consents to such service, Executive may serve on a corporate board; provided that such service does not individually, or together with other activities described in this Section 2, interfere with the performance of his/her duties under this Agreement.
          3. Compensation, Benefits and Perquisites.
               (a) Base Salary. Beginning as of the Effective Date, Executive will be paid a base salary (the “Base Salary”) in respect of his/her services hereunder during the Term. The Salary shall be at an annual rate of $300,000. The Base Salary will be paid in equal periodic installments according to the Company’s customary payroll practices. During the Term, the Base Salary may be increased, but shall not be reduced below the applicable amount set forth in the preceding sentence at any time without Executive’s prior written consent.
               (b) Bonus. In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the “Bonus”) (if earned) for each calendar year during the Term for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with the Company’s regular bonus payment policies in the year following the year with respect to which the Bonus relates, and in any case not later than two and one half (2 1/2) months following the end of the year in which a Bonus is earned. The Target Bonus opportunity for each year shall be an amount equal to 60% of the Base Salary for such year and shall be earned pursuant to the parameters recommended by the Compensation Committee and approved by the Board.
               (c) Equity Compensation. Executive shall be granted such equity incentive awards as determined from time-to-time by the Compensation Committee of the Board. Upon the occurrence of a Change in Control, all of Executive’s equity awards in the Company (including, without limitation, any stock options, restricted stock units, and restricted stock awards) shall vest and, to the extent applicable, shall (i) become exercisable and (ii) remain outstanding for the period specified in the applicable award agreement.
               (d) Benefits. While Executive remains in the employ of the Company, Executive shall be entitled to participate in and shall receive rights and benefits under those employee benefits plans that the Company provides for its executive employees generally (provided that in no event shall this Agreement affect the Company’s right to amend or terminate any benefit plan). With regard to Paid Time Off (PTO), Executive shall be entitled to the rights and benefits under the company’s Paid Time Off (PTO) Policy; but in any event, not less than 25 days per calendar year. PTO time is considered earned wages.
               (e) Expenses. All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive’s duties to the Company shall be reimbursed in accordance with the Company’s then current travel and expense policies
          4. Termination of Employment.
               (a) For Cause, Disability, Death or Voluntary Termination; Termination at the End of the Term. If the Executive’s employment is terminated during the Term by the Company for Cause, if Executive voluntarily terminates employment with the Company other than for Good Reason, if Executive’s employment terminates due to death or Disability, or if Executive’s employment terminates at the end of the Term, the Company shall pay to the Executive (or, if applicable, his/her estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and accrued Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”).
               (b) Termination Without Cause or Resignation For Good Reason Prior to a Change in Control. Upon Executive’s involuntary termination of employment by the Company without Cause prior to a Change in Control or Executive’s Resignation for Good Reason prior to a Change in Control, the Term shall end and Executive shall be entitled to receive the Accrued Obligations and a lump sum payment in an amount equal to one (1) times the sum of (i) Executive’s Base Salary, plus (ii) Executive’s Bonus Amount.
               (c) Termination Without Cause or Resignation For Good Reason Upon or Following a Change in Control. Upon Executive’s involuntary termination of employment by the Company without Cause upon or following a Change in Control or Executive’s Resignation for Good Reason upon or following a Change in Control, the Term shall end and Executive shall be entitled to receive the Accrued Obligations and a lump sum severance payment in an amount equal to one and one-half (1.5) times the sum of (i) Executive’s Base Salary, plus (ii) Executive’s Bonus Amount.
               (d) Welfare Benefits. Executive’s eligibility to participate in the Company’s Medical, Dental, and Vision benefit plans and other insured Other Welfare Benefits (such as life, accident, and disability coverage) will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan. Executive may elect to participate in Medical, Dental, and Vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates for up to eighteen (18) months. In the event Executive is entitled to severance payment benefits pursuant to paragraph 4(b) or 4(c) above, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period following Executive’s termination of employment equal to the period with respect to which Executive’s Base Salary is paid as severance, at the Company’s sole cost; provided, however, that to the extent Executive becomes re-employed and eligible for benefits with another employer prior to the expiration of such period, Executive will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this paragraph (d) unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company.
               (e) Release of Claims. The payment and provision of any and all severance benefits pursuant to paragraphs (b), (c) and (d) above shall be conditioned upon and subject to execution of a Release of Claims by Executive at the time of termination of employment in the form attached to this Agreement as Exhibit A. All lump-sum payments due pursuant to this Agreement shall be payable at the time specified in such Release of Claims. The payment of the Accrued Obligations is not subject to Executive’s execution of a Release of Claims.
          5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
               (a) Bonus Amount. “Bonus Amount” shall mean the average of actual annual bonuses payable to Executive with respect to the two fiscal years immediately preceding the year which the Executive’s employment terminates (or, if Executive was an employee for less than two full fiscal years preceding such termination, Executive’s actual annual bonus for the fiscal year preceding the year of termination); provided, however, in the event Section 4(c) applies, the Bonus Amount shall be the Executive’s target bonus for the year in which the Change in Control occurs.
               (b) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
          (i) Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;
          (ii) The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
          (iii) The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets; or
          (iv) The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
               (c) Cause. “Cause” shall mean:
                    (i) conviction of a felony or a crime involving fraud or moral turpitude; or
                    (ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or
                    (iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control , including violation of a non-competition or confidentiality agreement; or
                    (iv) willful failure to follow lawful instructions of the person or body to which Executive reports; or
                    (v) gross negligence or willful misconduct in the performance of Executive’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.
               (d) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.
               (e) Resignation for Good Reason. Resignation for “Good Reason” shall mean Executive’s voluntary termination, upon thirty (30) days prior written notice to the Company, following the occurrence of any of the following, provided, that the Company has not cured such event within such thirty (30) days following the receipt of such notice:
                    (i) a material reduction or change in Executive’s job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements;
                    (ii) any reduction of Executive’s base compensation; or
                    (iii) Executive’s refusal to relocate to a facility or location more than thirty (30) miles from the Company’s current location; or
                    (iv) any material breach of this Agreement by the Company.
          6. Golden Parachute Provisions. If Executive becomes entitled to the payments, benefits and equity acceleration described in Sections 3 and 4 and such payments and benefits, together with any other payments or transfers of property (collectively the “Severance Payments”), constitute “parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay an additional amount (the “Gross-Up Payment”) to Executive. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Executive would have retained if no Excise Tax has been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by nationally recognized registered public accountants or tax counsel selected by the Company, who shall apply the following assumptions: (i) Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Executive shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Executive’s residence as of the effective date of Executive’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes. The Gross-Up Payment shall be made within five business days after the effective date of Executive’s termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Executive within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Executive’s termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Executive within five business days after written demand. In all events, any Gross-Up Payment made pursuant to this Section 6 shall be paid to Executive no later than the end of the calendar year following the year in which the related taxes are remitted to the applicable taxing authority. If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Executive shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.
          7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
          9. Proprietary Information, Invention and Non-Competition Agreement. Executive acknowledges and agrees that the provision of benefits hereunder by the Company is subject to Executive’s compliance with the Company’s Proprietary Information, Invention and Non-Competition Agreement attached hereto as Exhibit B, and that no benefits shall be provided hereunder in the event Executive violates such Agreement.
          10. Miscellaneous Provisions.
               (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Sections 4(b) and (c)), shall any such benefit be reduced by any earnings or benefits that Executive may receive from any other source.
               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).

No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning Executive’s employment arrangements; provided, however, that this Agreement shall not affect Executive’s rights under the DigitalGlobe, Inc. Sale Bonus Plan, which such Plan shall remain in effect with respect to Executive pursuant to its terms (as they may be modified from time-to-time). For the avoidance of doubt, Executive’s Severance Agreement dated August 22, 2006 is superseded by this Agreement and no benefits shall be provided thereunder.
               (d) Non-Duplication of Benefits. Any severance benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any other severance-related arrangement. It is intended that this Agreement not duplicate benefits Executive is entitled to under the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Executive and the Company. Notwithstanding the foregoing, for the avoidance of doubt, the benefits payable hereunder shall not be affected by any amounts payable to Executive pursuant to the DigitalGlobe, Inc. Sale Bonus Plan.
               (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.
               (f) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
               (g) Jurisdiction, Venue and Waiver of Jury Trial. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIS/HER OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL

PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO EXECUTIVE AND THE COMPANY AT THEIR ADDRESSES SET FORTH ABOVE AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SUCH PROCESS SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. EACH PARTY WAIVES TRIAL BY JURY, ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.
               (h) Legal Fees and Expenses. The parties shall bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
               (i) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.
               (j) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
               (k) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.
               (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
               (m) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he or she is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Executive’s termination of employment with the Company, or (b) the Executive’s death. The provisions of this Section 10(m) shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.		YANCEY L. SPRUILL

By:	/s/ Authorized Signatory	/s/ Yancey L. Spruill

	Title:	Executive Signature

Exhibit A
RELEASE OF CLAIMS
     This Release of Claims is entered into by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and Yancey L. Spruill (“Executive”). It is entered into pursuant to the terms of an Employment Agreement (the “Agreement”) between Executive and Company dated June 1, 2008 and in order to resolve amicably all matters between Executive and the Company concerning the Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Agreement.
     1. Termination of Employment. Executive’s employment with the Company has been terminated as a result of a Change in Control, an Involuntary Termination Without Cause or a Voluntary Resignation for Good Reason, as defined in the Agreement, by which Executive became eligible for benefits upon termination of employment.
     2. Severance Pay. On the eighth day following the execution of this Agreement by Executive (or on the next business day, if the eighth day is a weekend day or a holiday), the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Agreement the lump sum of $                    , less customary employee withholdings. Executive is also eligible for certain other continuation of benefits under the terms of the Agreement. Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Executive execute this Release of Claims. For the avoidance of doubt, any amounts payable to Executive pursuant to the DigitalGlobe, Inc. Sale Bonus Plan are not released hereby.
     3. Sole Entitlement. Executive acknowledges and agrees that no other monies or benefits are owing to Executive except as set forth in the Agreement or except as are due under the Sale Bonus Plan
     4. Return of Property and Documents. Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.
     5. Confidentiality and Nondisparagement Agreement. Executive agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Executive previously executed in connection with his/her employment with the Company. Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.
Yancey L. Spruill

     6. Release. Executive (for him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder.
     In light of the intention of Executive (for him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Executive acknowledges that, in accordance with this Release, he or she has no right to recover any monies on behalf of him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.
     7. No Actions Pending. Executive agrees that he/she has not filed, nor will he/she file in the future, any claims, actions or lawsuits against any of the Releasees relating to Executive’s employment with the Company, or the termination thereof.
     8. No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.

     9. Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.
     10. Waiting Period and Right of Revocation. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.
     11. Attorney Advice. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.
     12. Understanding of Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Dated: June 1, 2008	/s/ Yancey L. Spruill
Yancey L. Spruill

Dated: June 1, 2008	DIGITALGLOBE, INC.
	By:	/s/ Authorized Signatory
Title:

Exhibit B
Executive Proprietary Information, Invention
and Non-Competition Agreement

Yancey L. Spruill	Longmont, CO

I acknowledge that, during my employment with DigitalGlobe Inc, (DigitalGlobe) I shall be in a position of confidence and trust, and shall have access to various data, technical developments and improvements, processes, tools, customer data and relationships, business plans, customer lists, marketing programs, price lists, salary and human resource information and other trade secrets and/or confidential information relating to the business of DigitalGlobe. I further recognize that, in providing highly specialized services for a wide variety of customers within an increasingly competitive global market, DigitalGlobe has a proprietary interest in all trade secret and other confidential information that I may acquire during the course of my employment which, if disclosed to competitors, would cause DigitalGlobe to suffer immediate and substantial injury. In addition, I acknowledge that I am a member of DigitalGlobe’s executive and management staff. Thus, I recognize that it is in DigitalGlobe’s legitimate business interest to restrict my use of such trade secrets and confidential or proprietary information for any purpose other than the discharge of my employment duties at DigitalGlobe, and accordingly enter into this Proprietary Information, Invention and Non-Competition Agreement (herein “Agreement”).
Therefore, in consideration of my employment (it being understood that this Agreement does not itself give me rights to employment or continued employment) by DigitalGlobe or by any of its subsidiaries, including any business entity of DigitalGlobe or any of its subsidiaries (such corporation, its successors and the subsidiaries of such corporation or of its successors being hereinafter individually and collectively called ‘DigitalGlobe° or “the Company”), I agree as follows:
1. I will not directly or indirectly during or after the term of my employment:
(a)	transfer or allow to be transferred, any information that is classified for purposes of national security, to any person, firm or organization not authorized to receive it; or

(b)	transfer, or allow to be transferred, any of the Company’s proprietary data or information, whether relating to products, equipment, inventions, ideas, designs, processes, research, software, customers, personnel, or otherwise, and including, without limitation, any of the Company’s manufacturing, technical or scientific know-how, methodologies, customers’ data, marketing programs, suppliers, pricing or bidding strategies, bids or proposals submitted or contemplated, customer contracts, and salary and
Yancey L. Spruill

human resource information or practices, to any person, firm or organization not authorized by the Company to receive it, or to use any of such proprietary data or information other than for the sole benefit of the Company; or
(c)	transfer, or allow to be transferred, any drawing, sketch, layout, formula, specification, report, written manufacturing, technical, or business information or the like owned by the Company, or any copy thereof, to any person, firm or organization not authorized by the Company to receive it; or
(d)	transfer, or allow to be transferred, any information that is not generally known outside the Company or that is designated by the Company as “Confidential” or °Restricted Confidential” or is similarly designated, to any person, firm or organization not authorized by the Company to receive it, or to use any of such designated information other than for the sole benefit of the Company; or
(e)	transfer, or allow to be transferred, any information not generally publicly known that is designated by a third party as “limited”, “private”, “confidential”, °proprietary” or is similarly designated, that the Company is contractually or otherwise obligated to protect from unauthorized disclosure, to any person, firm or organization not authorized by the Company to receive it, or use any such third party information other than for the benefit of the Company for purposes authorized by the Company; or
(f)	transfer, or allow to be transferred, any information pertaining to technology that has been deemed to be “controlled technology” as defined by the United States Department of Commerce, Bureau of Export Administration (BXA).
2. I will keep myself informed of the Company’s policies and procedures for safeguarding Company-controlled property, including all proprietary data and information, and will strictly comply therewith at all times. I will not, except when authorized by the Company, remove any Company-controlled property from Company premises. I will return to the Company, immediately upon termination of my employment or upon my transfer within the Company, all Company-controlled property in my possession or control.
3. I will grant and do hereby grant to the Company the sole and exclusive ownership of (including the sole and exclusive right to reproduce, use or disclose for any purpose) any and all reports, articles, books, recordings, audio-visual works, drawings, blueprints, data, software, firmware, writings and technical information and copyrights in the foregoing made or prepared by me alone or with others during the term of my employment, whether or not made or prepared in the course of my employment, that relate to the Company’s business or to apparatus, compositions of matter or methods pertaining to the Company’s business. I acknowledge that all such materials are the property of the Company within the scope of paragraph 1(b) and 1(c) above.

4. I will advise the Company’s Legal Department in writing in detail of each invention, whether or not patentable, made or conceived during the term of my employment by me alone, or with others. I will assign, and do hereby assign, to the Company or to its nominee, all my right, title and interest in each invention without further consideration. During or after the term of my employment, I will execute, acknowledge and deliver such assignments, affidavits, and other instruments prepared by the Company or its nominee, and do such other things as will assist the Company, or its nominee to obtain patents on such invention in any and all countries, all without further consideration, other than reimbursement of my expenses. I acknowledge that the expenses for which I might request reimbursement from the Company be limited to mailing charges and notary fees and other such expenses authorized in writing in advance by the Company, or its nominee.
5. There are excluded from the operation of paragraph 4:
(a)	all patents issued in my name, alone or with others, prior to the date of my first employment by the Company; and inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and:
(1)	do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development

(2)	which do not result from any work performed by me for the Company; and
(b)	the inventions that are listed in the Appendix of this Agreement.
6. To the extent permitted by applicable state law, I agree that I shall not, during my employment at DigitalGlobe and for a period of one (1) year after the termination of my employment at DigitalGlobe, directly or indirectly:
(a)	recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of termination of my employment, for the purpose of employing him or her or obtaining his/her services or otherwise causing him or her to leave his/her employment with the Company;
(b)	solicit or divert to any competing business any customer or prospective customer to which I had contact during the eighteen (18) months prior to leaving DigitalGlobe unless previously approved by DigitalGlobe in writing; or
(c)	become employed by or perform professional services of the type I provided while employed by DigitalGlobe, for any competitor of DigitalGlobe in its direct business lines, including, but not limited to, satellite and aerial imagery operations, product distribution, mapping and other value added services, by directly or indirectly taking any of the following actions:
(1)	owning, managing, operating, joining, controlling or providing services to any entity, regardless of entity form or location, that engages in or is seeking to engage in the current or planned business activities of the Company;
(2)	serving as an employee, agent, consultant, officer, or director of any such entity; or
(3)	inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.
If, after termination of my employment with the Company, I violate the covenants contained in this paragraph, then the duration of the covenant shall be extended from the date I resume compliance with the covenant, reduced by the number of days following my termination that I was not in violation of the covenant.
7. If the period of time or the area specified in Paragraph 6 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such numbers of months or the area reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as are adjudged to be reasonable.
8. I acknowledge that the restrictions contained in this Agreement, in view of the global nature of the Company’s business, are reasonable and necessary in order to protect the legitimate interests of DigitalGlobe, and that any violation thereof would result in irreparable injuries to DigitalGlobe. In the event of any violation of any of these restrictions, I acknowledge that DigitalGlobe shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DigitalGlobe may be entitled.
9. This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, and may only be changed by agreement in writing between the parties.
10. This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to its conflict of laws principles.

11. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company or the sub-portion of the business or assets of the Company that relate to employee’s duties; or to any subdivision or part of the company; or to any entity which is a subsidiary or affiliate of the Company. I acknowledge that my obligations under this Agreement are binding upon my heirs, assigns and legal representatives.

I HAVE READ AND I UNDERSTAND THIS AGREEMENT AND ACKNOWLEDGE RECEIPT OF A COPY THEREOF:

/s/ Yancey L. Spruill	June 1, 2008	/s/ Authorized Signatory

(Executive’s signature)	(Date)	(Witness)

APPENDIX

Yancey L. Spruill	Longmont, CO
List of unpatented inventions owned or controlled by me on the date of entering these services including documents which disclose same. (A disclosure of the inventions themselves is not called for; what is wanted is an identification of the source documents, such as patent applications, or drawings, identified by number, title and/or date.) This information should appear on the back of all two copies of this Agreement.